Exhibit 3.2

CERTIFICATE OF RETIREMENT
OF
CLASS B STOCK
OF
SHIFT4 PAYMENTS, INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Shift4 Payments, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1.The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the Corporation to issue 100,000,000 shares of Class B Stock, with a par value of $0.0001 per share (the “Class B Stock”).

2.From June 9, 2020 to February 7, 2026, the Corporation reacquired an aggregate of 39,204,989 shares of outstanding Class B Stock (the “Reacquired Shares”), which shares have been retired.

3.The Certificate of Incorporation prohibits the reissuance of such Reacquired Shares by the Corporation.

4.Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, this Certificate of Retirement shall have the effect of amending the Certificate of Incorporation so as to reduce the total authorized number of shares of (i) Class B Stock from 100,000,000 to 60,795,011, and (ii) the total number of authorized shares of all classes of stock of the Corporation from 520,000,000 to 480,795,011.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 9th day of February, 2026.

SHIFT4 PAYMENTS, INC.

By:	/s/ Jordan Frankel
Name:	Jordan Frankel
Title:	Chief Legal Officer